EXHIBIT 10.3

FORM OF VERDE REALTY SEVERANCE AND

CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of [date] (the “Effective Date”), by and between Verde Realty, a Maryland Real Estate Investment Trust (the “Company”), and [name] (the “Executive”).

WHEREAS, the Board of Trustees of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of severance from employment or the occurrence of a Change in Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the possibility of severance from employment and the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of possible severance or a pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a severance prior to or following a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Certain Definitions.

(a) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(b) “Change in Control” means the first to occur of:

(1) individuals who, on April 30, 2010, constitute the Board (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a trustee thereafter whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of a proxy statement of the Company, if applicable, in which such person is named as a nominee for trustee, without written objection to such nomination) shall be an Incumbent Trustee;

(2) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by then outstanding voting securities of Verde Realty (or any Subsidiary that employs the Executive); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or

(3) there shall be consummated a merger of Verde Realty (or any Subsidiary that employs the Executive), the sale or disposition by Verde Realty of all or substantially all of its assets (or the assets of any Subsidiary that employs the Executive) within a 12-month period, or any other business combination of Verde Realty (or any Subsidiary that employs the Executive) with any other corporation or business entity, but not including any merger or business combination of Verde Realty which would result in the voting securities of Verde Realty (or any Subsidiary that employs the Executive) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Verde Realty, any Subsidiary that employs the Executive, or such surviving entity outstanding immediately after such merger or business combination.

Notwithstanding anything herein to the contrary, in no event shall shareholder approval of a transaction which, if consummated, would constitute a Change in Control constitute a Change in Control.

(c) “Change in Control Date” means the first date during the Term of Agreement (as defined herein) on which a Change in Control occurs.

(d) “Change in Control Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(g) “Term of Agreement” means the period commencing on the Effective Date and ending on the second anniversary of the date hereof; provided, however, that, commencing on the second anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Term of Agreement shall be automatically extended so as to terminate one year from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Term of Agreement shall not be so extended. Notwithstanding the foregoing, upon a Change in Control Date, the Term of Agreement shall be automatically extended to the second anniversary of the Change in Control Date.

Section 2. Termination of Employment during Term of Agreement. In the event Executive’s employment is terminated during the Term of Agreement, the Executive shall be eligible to receive the payments and benefits as set forth below.

(a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Term of Agreement. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Term of Agreement (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 9(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, during such thirty (30) day period, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause. The Company may terminate the Executive’s employment during the Term of the Agreement with or without Cause. “Cause” means:

(1) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties,

(2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, or

(3) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony.

For purposes of this Section 2(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of trustees of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 2(b)(1) or 2(b)(2), and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated during the Term of the Agreement by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(1) the assignment to the Executive of duties materially inconsistent with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, a material diminution in such position, authority, duties or responsibilities, or a material diminution in the budget over which the Executive retains authority;

(2) a material diminution in the authorities, duties or responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(3) a material reduction in base salary or annual cash bonus opportunity;

(4) the Company’s requiring the Executive to be based at any office or location resulting in a material increase in the Executive’s commute to and from the Executive’s primary residence (for this purpose an increase in the Executive’s commute by 30 miles or more shall be deemed material); provided, however, that relocation of the Company’s headquarters from El Paso, Texas to Houston, Texas and the relocation of the VAC headquarters from Dallas, Texas to Houston, Texas within 24 months after the Effective Date and requiring the Executive to be based at such new headquarters shall not constitute Good Reason for purposes of this Agreement;

(5) any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(6) any failure by the Company to comply with and satisfy Section 8(c).

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (5) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 3. Obligations of the Company upon Termination.

(a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability. If, during the Term of Agreement, the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 60 days after the Date of Termination (subject to the Executive’s execution and non-revocation, within fifty-two (52) days after the Date of Termination, of the general release attached hereto as Appendix A), the aggregate of the following amounts set forth in clauses (A)-(C), as applicable and shall provide the Executive the benefit described in clause (D):

(A) the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Executive’s business expenses that are reimbursable pursuant to the Company’s expense reimbursement policy, as in effect from time to time but have not been reimbursed by the Company as of the Date of Termination; (iii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (iv) any accrued paid time off to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii), (iii) and (iv), the “Accrued Obligations”) and (v) a pro-rata bonus for the year of termination, based on the Highest Annual Bonus and (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Bonus described in clause (iii) above, then for all purposes of this Section 3 (including, without limitation, Sections 3(b) through 3(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (iii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(B) if such termination of employment occurs during the CIC Protection Period, the amount equal to the product of (i) one and one-half (1 1/2) and (ii) the sum of the Executive’s then current annual base salary and the target annual bonus opportunity; provided, however, that if the Executive is terminating employment due to a Good

Reason event described in Section 2(c)(3) above, the amount of such annual base salary and the target annual bonus opportunity shall be at the rate in effect immediately prior to the event giving rise to such Good Reason event, and the Executive shall not be eligible to receive the payments set forth in Section 3(a)(1)(C) below;

(C) if such termination of employment occurs during the Term of Agreement at any time other than during a CIC Protection Period, the amount equal to the product of (i) one and one-half (1 1/2) and (ii) the sum of the Executive’s then current annual base salary the target and the annual bonus opportunity; provided, however, that if the Executive is terminating employment due to a Good Reason event described in Section 2(c)(3) above, the amount of such annual base salary and the target annual bonus opportunity shall be at the rate in effect immediately prior to the event giving rise to such Good Reason event, and the Executive shall not be eligible to receive the payments set forth in Section 3(a)(1)(B) above; and

(D) each equity-based award that is outstanding as of the Date of Termination shall vest on the Date of Termination and shall remain exercisable in the case of stock options and stock appreciation rights until expiration of its original term.

(2) for eighteen (18) months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall provide health care, life insurance benefits and long-term disability benefits to the Executive and/or the Executive’s family on the same basis (including, but not limited to, payment by the Executive of any employee premium and other costs) as such benefits are provided to other employees of the Company from time to time; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care under another employer-provided plan, the health care provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. The health care benefits provided during the Benefit Continuation Period hereunder shall be provided concurrently with any health care benefits that may be provided during such period pursuant to Section 4980B of the Code; and

(3) except as otherwise set forth in the last sentence of Section 4, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 4) in accordance with the terms of the underlying plans or agreements.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term of Agreement, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations (subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable) and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable), and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In the event the Executive’s death occurs during a Change in Control Protection Period, with respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 3(b) shall include, without limitation, and the

Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change in Control Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term of Agreement, the Company shall provide the Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable) in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In the event such Disability occurs during a Change in Control Protection Period, with respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this
Section 3(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change in Control Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Term of Agreement, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable), and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Term of Agreement, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, subject to the proviso set forth in Section 3(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Section 4. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, any of the Affiliated Companies or any of their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 3(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 5. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided in Section 3(a)(2), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time following an applicable Change in Control Date, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 5 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 6. Treatment of Payments in Excess of Code Section 280G Safe Harbor.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any Payment (or any acceleration of any Payment) to or for the benefit of Executive would be subject to the Excise Tax, and (ii) the reduction of the amounts payable to Executive under this Agreement to the Safe Harbor Amount would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) by an amount sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount. The reduction of the Parachute Value of the Payments, if applicable, shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (i) Section 3(a)(1)(B) or Section 3(a)(1)(C) hereof, as applicable, (ii) Section 3(a)(1)(A)(v) hereof, and (iii) Section 3(a)(2) hereof; unless an alternative method of reduction was elected by Executive on or prior to the Effective Date of this Agreement. If the reductions described in the preceding sentence are not sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount, further reduction of the Parachute Value of the Payments shall be made in the manner which has the least economic cost to the Executive.

(b) All determinations required to be made under this Section 6, including the Safe Harbor Amount, whether and when an Excise Tax is due, the amount of Excise Tax and the assumptions to be utilized in arriving at such determinations, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Parachute Value of the Payments shall be reduced to the Safe Harbor Amount, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 6 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 6.

In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section 6.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

Section 7. Noncompetition; Nonsolicitation; Confidential Information. (a) The Executive agrees that the Executive shall not, during the Noncompete Period (as defined below), directly or indirectly engage in a Competitive Activity, whether as an individual or as an owner, principal, employee, officer, independent contractor, representative, financial backer, agent, partner, advisor or lender of any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. For purposes of this Agreement, (i) “Competitive Activity” shall mean ownership, acquisition and management of multifamily rental properties and industrial distribution facilities and (ii) “Noncompete Period” shall mean the period beginning on the date hereof and ending on (A) the fifteen (15) month anniversary of the Date of Termination if the Date of Termination occurs prior to a Change in Control and (B) the twelve (12) month anniversary of the Date of Termination if the Date of Termination occurs on or after a Change in Control. Notwithstanding the foregoing, the Executive may make and retain investments during the Noncompete Period in two percent (2%) or less of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. The Executive further agrees that he shall not, during the Noncompete Period, directly or indirectly, alone or with others, on his own behalf or on behalf of another, induce or solicit (or aid or assist any person to induce or solicit) any customer of the Company or any Affiliated Company, or any person that was a customer of the Company or any Affiliated Company during or within the six-month period prior to the Noncompete Period, for the benefit or account of any person that is actively engaged in a Competitive Activity.

(b) The Executive agrees that the Executive shall not, during the Noncompete Period, employ or offer to employ, solicit, actively interfere with the Company’s or any Affiliated Company’s relationship with, or attempt to divert or entice away, any officer or employee of the Company or any Affiliated Company.

(c) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event following a Change in Control Date shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 8. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 9(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Verde Realty

Attention: Corporate Secretary

201 East Main Drive

El Paso, Texas 79901,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will”. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g) The Agreement is intended to be exempt from, or to comply with, the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments shall be made under the “separation pay” exception under Section 409A of the Code, to the maximum extent possible, and then under the “short-term deferral” exclusion Section 409A of the Code or another applicable exception. Within the time period permitted by the applicable Treasury Regulations or other guidance, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

Section 10. Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

VERDE REALTY

Name:
Title:

[Executive]

APPENDIX A

FORM OF GENERAL RELEASE

THIS RELEASE (this “Release”) is granted effective as of the [    ] day of [                    ], 20[    ], by Executive (the “Executive”) in favor of Verde Realty (the “Company”). This is the release referred to in that certain Severance and Change in Control Agreement dated as of [date] by and between the Company and the Executive (the “Severance and CIC Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Severance and CIC Agreement, with respect to which this Release is an integral part.

Section 1. Release of the Company. The Executive, for himself/herself, his/her successors, assigns, attorneys and all those entitled to assert his/her rights, now and forever hereby releases and discharges the Company and its respective officers, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or paid time off; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Severance and CIC Agreement or any other contractual obligations between the Company or its affiliates and the Executive, or any indemnification obligations to Executive under the Company’s bylaws, declaration of trust, Maryland law or otherwise.

Section 2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he/she has released and waived any and all claims he/she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive is advised to consult with an attorney prior to executing this Release; that the Executive in fact has consulted a knowledgeable, competent attorney regarding this Release; that the Executive may, before executing this Release, consider this Release for a period of forty-five (45) calendar days calendar days; and that the consideration the Executive receives for this Release is in addition to amounts to which the Executive was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

The Executive agrees that he/she has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he/she has had forty-five (45) days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 45-day period, the Executive is waiving his/her right to review the Release for such full 45-day period prior to signing it. The Executive has the right to revoke this release within seven (7) days following the date of its execution by him/her.

Section 3. Certain Exceptions. Notwithstanding any provision of the Severance and CIC Agreement to the contrary, this Release shall not affect and expressly excludes any claim relating to: (1) obligations under the Severance and CIC Agreement; (2) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to the Executive under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (3) obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a trustee, director, officer or employee of the Company or any Affiliated Company (as defined in the Severance and CIC Agreement); (4) obligations with respect to insurance coverage under any trustees’, directors’ and officers’ liability insurance policies; (5) Executive’s rights to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both the Executive and the Company or any Affiliated Company (as defined in the Severance and CIC Agreement) are jointly responsible; (6) any rights that the Executive may have as a stockholder of the Company; and (7) on facts or circumstances arising after the date hereof.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF THE EXECUTIVE’S CHOOSING CONCERNING HIS/HER EXECUTION OF THIS RELEASE AND THAT HE/SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

[Executive]

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